                           SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO.)

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                        GARTMORE VARIABLE INSURANCE TRUST
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Dear Shareholders:

This  reporting  period has been a time of change  for our  company.  First,  in
September  2006,  our  parent  company,   Nationwide  Mutual  Insurance  Company
(Nationwide),   completed  the  sale  of  the  U.K.-based   Gartmore  Investment
Management Ltd.  (Gartmore U.K.). As a result of the sale, on November 30, 2006,
Gartmore Global Investments,  the U.S. division of Nationwide's asset management business, changed its name to NWD Investments.  However, all of the mutual funds advised by NWD  Investments  will retain the Gartmore Funds name until May 2007.
In addition,  Gartmore U.K.  will continue to act as subadviser  for a number of
Gartmore  Funds. As a result,  investors in funds that include foreign  exposure can expect "business as usual."

Second,  Nationwide's  sale  of  NWD's  retail  mutual  fund  operations  to its affiliate, Nationwide Financial Services Inc. - a transaction publicly announced on Dec.  21,  2006 -is  expected  to close on or about  April 30,  2007.  Let me emphasize  that it's our  intention to maintain as much  continuity  as possible with key portfolio managers,  analysts and other core personnel.  Let us know if you have questions or concerns during the transition  period, and we will do our best to address them in a timely manner.

There  have also been some  changes in senior  management.  I joined the firm as transition manager this past October, and I began serving as president and chief executive  officer on Dec. 15, 2006, when former president Paul Hondros left the company to pursue other opportunities. My experience in the mutual fund business runs deep.  Before joining the company,  I served as chairman and CEO of another
Philadelphia-area  mutual fund  company,  and I have been either  working for or consulting with asset  management and mutual fund companies for nearly my entire professional career.

One of the people I'm counting on to help me in my new role is Rich Fonash,  who recently  was  promoted to Chief  Investment  Officer-U.S.  equities.  Rich will continue to serve as Chief  Operating  Officer of Investments  for the company's
U.S. equity division, overseeing the firm's investment management operations.

Lastly, as a shareholder, you will be receiving a proxy statement in the mail in
March and I urge you to vote on the  proposal(s)  related to your Fund(s).  Your vote is important.  The various factors that the Board of Trustees considered in making these decisions are described in the proxy  statement.  Please  carefully read the proxy  statement  and complete and return the  enclosed  proxy  card(s)
promptly  in order to avoid the need for  additional  solicitations.  If you are eligible to vote by telephone or through the  Internet,  you may do so according to the instructions enclosed with the proxy statement.  Please keep in mind that whether you vote by mail, phone, or Internet, your instructions must be received by the Trust or its proxy agent by the date of the  meeting,  which is scheduled for April 23, 2007.

The Funds have a bright  future  ahead,  and I'd like to reassure you once again that one of my top priorities is to maintain  continuity with our  distinguished past and to preserve those  qualities  that initially  attracted you to our fund company. As always, we appreciate your confidence in Gartmore Funds, and we look forward  to  continuing  in our role as  faithful  stewards  of your  investment capital.

John H. Grady
President and Chief Executive Officer
Gartmore Funds

Gartmore  Funds are advised by Gartmore  Mutual Fund Capital  Trust  (GMFCT) and
Gartmore Morley Capital Management, Inc. (GMCM). GMFCT and GMCM are wholly-owned subsidiaries of NWD Investment  Management,  Inc., a holding company which is an indirect,  majority-owned  subsidiary of NWD  Management & Research  Trust.  NWD
Management  &  Research  Trust,  which  is  a  registered   investment  adviser,
Nationwide  Mutual  Insurance  Company and  Nationwide  Financial  Services  are
wholly-owned subsidiaries of Nationwide Corporation.  All of the common stock of
Nationwide  Corporation is held by Nationwide  Mutual Insurance  Company (95.2%)
and Nationwide Mutual Fire Insurance  Company (4.8%),  each of which is a mutual company owned by its policyholders.

As of September 29, 2006, Gartmore Funds and its U.S. operations, as well as the
Fund's  advisers,  distributor,  and  other  service  providers,  are no  longer affiliated with Gartmore  Investment  Management  Ltd.  (Gartmore U.K.) or other
Gartmore  international   businesses.   Certain  Gartmore  U.S.  companies,  and
marketing  materials  related to them,  will continue to carry the Gartmore name for the next several  months under the terms of an agreement  with Gartmore U.K.
For more information, please call 800-848-0920.

NWD  Investments  is the asset  management  arm of Nationwide  Mutual  Insurance
Company and includes the Funds' advisers and distributor.